Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Amendment No. 2 to this Registration Statement of Long Island Iced Tea Corp. on Form S-1 (File No. 333-213875) of our report dated March 22, 2016, with respect to our audits of the consolidated financial statements of Long Island Iced Tea Corp. as of December 31, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Long Island Iced Tea Corp. for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, New York

January 30, 2017